Exhibit 16.1

September 24, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Rubicon Technologies, Inc. included under Item 4.01(a) of its Current Report on Form 8-K dated September 24, 2024, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Cherry Bekaert LLP